Exhibit 99.3

SUMMARY HISTORICAL FINANCIAL DATA OF THE ENTERPRISE BUSINESS

The following table sets forth the summary historical financial data as of and for the periods indicated for the Enterprise Business. The summary historical consolidated financial data as of June 28, 2014 and June 29, 2013 and for the years ended December 31, 2011, 2012 and 2013 has been derived from the audited carve-out financial statements of the Enterprise Business for such years. The summary historical financial data as of June 28, 2014 and June 29, 2013 and for the six months ended June 28, 2014 and June 29, 2013 have been derived from the unaudited carve-out financial statements of the Enterprise Business for such periods, which contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of the Enterprise Business’ financial position and results of operations for the periods presented. The summary historical financial data for the twelve months ended June 28, 2014 has been derived by adding the financial data for the fiscal year ended December 31, 2013 and the six months ended June 28, 2014, and subtracting the financial data for the six months ended June 29, 2013. Operating results for the six month and twelve month periods are not necessarily indicative of results for a full fiscal year, or any other periods. The audited carve-out financial statements as of December 31, 2012 and 2013 and for each of the three years in the period ended December 31, 2013 and the unaudited carve-out financial statements as of June 28, 2014 and for the six months ended June 28, 2014 of the Enterprise Business have been included elsewhere in this report.

The Enterprise Business was not operating as a separate legal entity within MSI. Accordingly, its financial statements have been prepared on a carve-out basis. The carve-out financial statements have been derived from the consolidated financial statements and accounting records of MSI, using the historical results of operations and historical bases of assets and liabilities of the Enterprise Business’ businesses. The carve-out financial statements also include allocations of certain MSI-shared expenses. Management believes the assumptions and methodologies underlying the allocation of shared expenses from MSI are reasonable in depicting the Enterprise Business as a separate, stand-alone business; however, such expenses may not be indicative of the actual level of expense that would have been incurred by the Enterprise Business if it had operated as an independent company or of the costs expected to be incurred in the future. As such, the carve-out financial statements included in this report may not necessarily reflect the Enterprise Business’ results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had the Enterprise Business been a stand-alone entity during the periods presented.

This summary historical financial data of the Enterprise Business, is qualified in its entirety by reference to, and should be read in conjunction with, the information contained in “Selected Consolidated Historical Financial and Other Data,” “Unaudited Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included herein, as well as the audited carve-out financial statements of the Enterprise Business for the year ended December 31, 2013 and the unaudited carve-out financial statements of the Enterprise Business for the six months ended June 28, 2014, in each case included elsewhere in this report.

	Year Ended December 31,			Six Months Ended June		Twelve Months Ended June 28, 2014
	2011	2012	2013	29, 2013	28, 2014
			(in millions)
Carve-Out Statements of Operations:
Net sales from products	$2,042	$1,984	$2,021	$969	$890	$1,942
Net sales from services	425	436	459	226	235	468

Net sales	2,467	2,420	2,480	1,195	1,125	2,410

Costs of product sales	1,019	1,023	1,057	501	459	1,015
Costs of services sales	238	262	293	147	150	296

Costs of sales	1,257	1,285	1,350	648	609	1,311

Gross margin	1,210	1,135	1,130	547	516	1,099
Selling, general and administrative expenses	588	583	595	308	282	569
Research and development expenditures	262	292	299	150	140	289
Other charges	213	42	63	23	34	74

Operating earnings	147	218	173	66	60	167

Other income (loss):
Interest expense, net	(12)	(13)	(24)	(12)	(12)	(24)
Gains on sales of investments, net	—	14	3	—	—	3
Loss on sale of business, net	—	—	—	—	(1)	(1)

Other	(1)	(16)	(7)	—	(4)	(11)

Total other expense	(13)	(15)	(28)	(12)	(17)	(33)

Earnings before income taxes	134	203	145	54	43	134
Income tax expense	47	77	50	16	18	52

Net earnings	$87	$126	$95	$38	$25	$82

Other Financial Data:
Cash provided by (used in):
Operating activities	$223	$264	$257	$102	$38	$193
Investing activities	(50)	(169)	(21)	(15)	12	6
Financing activities	(166)	(98)	(242)	(114)	(63)	(191)
Capital expenditures	21	12	22	11	11	22
Adjusted EBITDA(1)	455	357	338	138	139	339

	As of December 31, 2013	As of June 28, 2014
	(in millions)
Carve-Out Balance Sheet Data (at end of period):
Working capital(2)	$74	$95
Total assets	2,511	2,445
Business equity	1,402	1,407

(1)	Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The Enterprise Business Adjusted EBITDA as earnings before net interest expense, income tax expense, depreciation and amortization, other non-operating activity (excluding net interest expense), exit and restructuring costs, equity-based compensation expense, acquisition-related adjustments and asset impairment charge. All of the omitted items are either (i) non-cash items or (ii) items that it does not consider in assessing its on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other noncash charges and more reflective of other factors that affect the Enterprise Business’ operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of the Enterprise Business’ on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating the Enterprise Business’ operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and

•	it is used by our management for internal planning purposes, including aspects of our combined operating budget and capital expenditures.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect the Enterprise Business’ cash expenditures, future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, working capital;

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

•	it does not reflect payments made or future requirements for income taxes;

•	it adjusts for restructuring (reversals) charges and stock compensation expense factors that we do not consider indicative of future performance;

•	although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA; and

•	although depreciation and amortization and share-based compensation are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. The following table presents a reconciliation from net income to Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June		Twelve Months Ended June 28, 2014
	2011	2012	2013	29, 2013	28, 2014
			(in millions)
Net earnings	$87	$126	$95	$38	$25	$82
Interest expense, net	12	13	24	12	12	24
Income tax expense	47	77	50	16	18	52
Depreciation and amortization	233	58	68	33	32	67
Other expense(a)	1	2	4	—	6	10
Exit and restructuring costs	18	17	47	14	17	50
Equity-based compensation expense	57	64	50	25	21	46
Acquisition-related adjustments(b)	—	—	—	—	6	6
Asset impairment charge	—	—	—	—	2	2

Adjusted EBITDA	$455	$357	$338	$138	$139	$339

(a)	Other expense captures all other non-operating activity with the exception of interest expense, net. It includes, if applicable, gains on sales of investments, net, loss on sale of business, net, foreign exchange income (loss) and other.
(b)	Acquisition costs are related to investigated and completed acquisitions and integration activities during the period.

(2)	Calculated as current assets minus current liabilities.

Enterprise Business

The Enterprise Business is an industry leader in mobile computing and advanced data capture technologies and services. Its products include rugged and enterprise-grade mobile computers and tablets, laser, imaging and radio frequency identification based data capture products, wireless local area network solutions (“WLAN”) and software and applications that are associated with these products and services. Enterprise service revenues include revenues arising from maintenance, integration services and device and network management. Similar to Zebra’s business, the Enterprise Business’ products and services are sold to a wide range of enterprise customers, including those in the retail, hospitality, transportation and logistics, manufacturing, warehouse and distribution centers, energy and utilities, education and healthcare industries.

The Enterprise Business’ principal product lines are:

Mobile computing (54% of Enterprise Business fiscal year 2013 revenue): This business designs, manufactures and sells rugged and enterprise-grade mobile computing products in a variety of specialized form factors for specific enterprise applications. These specialized computers are used in:

•	industrial applications including inventory management in warehouses and distribution centers, which comprised approximately 61% of mobile computing’s fiscal year 2013 revenue;

•	field mobility applications including field service, post and parcel and direct store delivery, which comprised approximately 30% of mobile computing’s fiscal year 2013 revenue; and

•	customer facing applications including mobile point of sale and staff communication, which comprised approximately 9% of mobile computing’s fiscal year 2013 revenue.

Data capture (21% of Enterprise Business fiscal year 2013 revenue): This business produces a wide array of bar code scanners and RFID products for a variety of vertical markets. The bar code scanning portfolio of products includes fixed, handheld and vehicle-mounted laser scanners and linear and area imagers.

Services (19% of Enterprise Business fiscal year 2013 revenue): This business’ service offerings have historically been primarily related to product support, including, for example, repair services. However, the business unit has recently expanded its services offerings to include network integration and network and device management, as well as mobility consulting.

WLAN (7% of Enterprise Business fiscal year 2013 revenue): This business sells WLAN switches, controllers and access points to provide wireless broadband and WLAN capabilities primarily to retail, transportation and logistics and hospitality enterprises.

In fiscal year 2013, the Enterprise Business’ revenue was derived approximately 40% from retail, approximately 25% from transportation and logistics, approximately 15% from manufacturing and approximately 20% from other end markets. In fiscal year 2013, the Enterprise Business’ revenue was derived 45% from North America, 35% from Europe, the Middle East and Africa (“EMEA”), 15% from the Asia-Pacific and 6% in Latin America.

As of June 30, 2014, the Enterprise Business had approximately 4,500 employees and approximately 1,300 product development engineers worldwide. Its intellectual property portfolio consisted of approximately 3,400 patents granted and pending. For the twelve month period ended June 28, 2014, the Enterprise Business generated revenue of $2,410 million, net income of $82 million and Adjusted EBITDA of $339 million. See “Summary Historical Financial Data of the Enterprise Business.”